UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 31, 2005

FIRST MARINER BANCORP
(Exact name of Registrant as specified in Charter)

Maryland	000-21815	52-1834860
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3301 Boston Street, Baltimore, MD 21224
(Address of Principal Executive Offices/Zip Code)

Registrant's telephone number, including area code: (410) 342-2600

Not Applicable
(Former name or former address of Registrant, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.01 Completion of Acquisition or Disposition of Assets

On March 31, 2005, First Mariner Bancorp (the "Company”) completed the purchase of the location of its current headquarters located at 3301 Boston Street, Baltimore, Maryland (the "Property"), pursuant to the Purchase and Sale Agreement dated October 24, 2004 with Canton Crossing, LLC and Hale Canton, LLC, limited liability companies wholly owned by Edwin F. Hale Sr., the Chairman of the Board and the Chief Executive Officer of the Company.

The Company acquired from Hale Canton, LLC all of the membership interests in Canton Crossing II, LLC, which owns the Property. The purchase price for the Property was $20,000,000, which was paid as follows: (i) the Company assumed the outstanding principal balance of the existing loan on the Property of approximately $10,000,000, and (ii) the Company paid the difference between the outstanding principal balance on the loan and the purchase price in cash.

The purchase price was based on independent appraisals performed on behalf of the Company, and the purchase was approved by the Company's Audit Committee and the independent members of the Board of Directors.

The Company and its subsidiaries occupy approximately 54,800 square feet of office space and a 3,000 square foot retail banking branch on the Property. Approximately 21,200 square feet of space is leased to other office and retail tenants. The Property consists of approximately 79,000 square feet of rentable space on approximately two acres of land at the corner of Clinton Street and Boston Street.

A copy of the Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K filed on October 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MARINER BANCORP

Date: April 5, 2005	By:	/s/ Mark Keidel
Mark Keidel
Chief Financial Officer